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                                                                   Exhibit T
                                                                   ---------



                                                     November 6, 1998





Mr. John Rallis
3501 Jamboree Road, Suite 4000
Newport Beach, CA  92660

Dear Mr. Rallis:

          As you know, you, John Rallis ("Rallis"), and I, Philip N. Smith, Jr., Senior Vice President and Secretary of Trace International Holdings, Inc. (formerly known as '21' International Holdings, Inc.) ("Trace"), have had discussions and reached an understanding and agreement concerning the amendment and modification of the letter agreements between Rallis and Trace dated July 21, 1998 (the "July 1998 Letter Agreement") and September 30, 1998 (the September 1998 Letter Agreement"), which amended and modified certain provisions of the Amended and Restated Put Option Agreement by and between Rallis and Trace dated as of December 14, 1993 (the "Put Option Agreement"), to (a) extend the Exercise Period under the Put Option Agreement (to March 31, 1999) and (b) extend the last date for (i) the consummation of the Merger Transaction and (ii) the Trace purchase from Rallis, and the Rallis sale to Trace, of all of the Rallis right, title and interest in the Put Option Agreement under certain circumstances (to March 24, 1999). This letter is intended to set forth the understanding and agreement between Rallis and Trace respecting the foregoing, viz:

               Rallis and Trace agree:

                    1. The Exercise Period under the Put Option Agreement shall be extended through March 31, 1999. That is paragraph 1 of the July 1998 Letter Agreement shall be amended to read in its entirety as follows:

                    "1. Effective as of November 6, 1998, the Put Option Agreement shall be amended and modified (and the Exercise Period shall be extended) so that the Exercise Period (provided for in subsection [b] of Section 1) shall be "at any time during the period commencing on May 6, 1998 and ending March 31, 1999." That is, the Put Option may be exercised, in whole or in part, by Rallis (and/or any permitted assignee) at any time during the period commencing on May 6, 1998 and ending March 31, 1999."



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Mr. John Rallis
November 6, 1998
Page 2



                    2. Paragraph 2 of the July 1998 Letter Agreement shall be amended to read in its entirety as follows:

                    "2. Recently, (a) Trace advised Rallis of the execution and delivery by Trace and Foamex International Inc. ("Foamex") of a new definitive merger agreement whereby (i) Foamex shall be merged into a wholly-owned subsidiary of Trace (the "Trace Merger Subsidiary"), (ii) all shareholders of Foamex (other than Trace and its subsidiaries) shall receive twelve dollars ($12) per share for their shares of Foamex, and (iii) Foamex shall become a wholly-owned subsidiary of Trace ("the Merger Transaction"), (b) Trace requested that Rallis (and The Rallis Foundation) vote in favor of the Merger Transaction and agree to accept twelve dollars ($12) per share for their shares of Foamex in accordance with the terms of the Merger Transaction, and (c) Trace requested that Rallis not exercise to Put Option."

                    3. The last date for (a) the consummation of the Merger Transaction and (b) the Trace purchase from Rallis, and the Rallis sale to Trace, of all of the right, title and interest of Rallis in the Put Option Agreement under certain circumstances shall be extended through March 24, 1999. That is, paragraph 3 of the July 1998 Letter Agreement shall be amended to read in its entirety as follows:

                    "3. Therefore, in the event during the Exercise Period (a) Rallis does not exercise the Put Option, (b) Rallis (and The Rallis Foundation) tender the Rallis (and The Rallis Foundation) shares of Foamex to the Trace Merger Subsidiary (in consideration for a payment by the Trace Merger Subsidiary to Rallis [and The Rallis Foundation] of twelve dollars [$12] per share for the Rallis [and The Rallis Foundation] shares of Foamex), and (c) the Merger Transaction is consummated on or before March 24, 1999, concurrently with the consummation of the Merger Transaction, Rallis shall sell to Trace, and Trace shall purchase from Rallis, all right, title and interest of Rallis in the Put Option Agreement (and all rights of Rallis as to the Put Option) for the payment by Trace to Rallis of the sum of three million seven hundred ninety-five thousand three hundred eleven dollars and seventy cents ($3,795,311.70). The Trace payment to Rallis in this regard shall be made within two (2) business days of the consummation of the Merger Transaction or on March 24, 1999, whichever shall first occur."



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Mr. John Rallis
November 6, 1998
Page 3



                    4. Paragraph 4 of the July 1998 Letter Agreement shall be amended to read in its entirety as follows:

                    "4. In the event (a) the payment by the Trace Merger Subsidiary to Rallis (and The Rallis Foundation) is less than twelve dollars ($12) per share for the Rallis (and The Rallis Foundation) shares of Foamex (the "Shortfall"), the amount of the Shortfall shall be added to the amount of the payment by Trace to Rallis for all right, title and interest of Rallis in the Put Option provided for in paragraph 3, above (viz, $3,795,311.70) and (b) the payment by the Trace Merger Subsidiary to Rallis (and The Rallis Foundation) is more than twelve dollars ($12) per share for the Rallis (and The Rallis Foundation) shares of Foamex (the "Excess"), the amount of the Excess shall be subtracted from the amount of the payment by Trace to Rallis for all right, title and interest of Rallis in the Put Option provided for in paragraph 3, above (viz, $3,795,311.70)."

                    5. In all other respects, the terms and provisions of the July 1998 Letter Agreement and the September 1998 Letter Agreement remain as is, unamended and unmodified.

          If the foregoing correctly sets forth the understanding and agreement between Rallis and Trace in this regard, kindly sign the enclosed copy of this letter and return the enclosed copy of this letter to the undersigned, whereupon this letter shall evidence and constitute our agreement.

                                            Very truly yours,

                                            Trace International Holdings, Inc.


                                            By: /s/ Philip N. Smith, Jr.
                                                -------------------------------
                                                   Philip N. Smith, Jr.
                                                   Senior Vice President and
                                                    Secretary



Agreed and Accepted:
November 6, 1998


/s/ John Rallis
--------------------
John Rallis